Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
WILHELMINA INTERNATIONAL, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
______________________

It is hereby certified that:

1.	The name of the corporation is Wilhelmina International, Inc. (the “Corporation”).

2.	The Corporation’s Restated Certificate of Incorporation is hereby amended by amending and restating Article IV, Section 4.1 in its entirety to read as follows:

“4.1           Total Number of Shares of Stock.  The total number of shares of all classes of stock that the corporation shall have authority to issue is twenty-two million five hundred thousand (22,500,000).  Of such shares, (i) twelve million five hundred thousand (12,500,000) shall be common stock, par value $0.01 per share (“Common Stock”), and (ii) ten million (10,000,000) shall be preferred stock, par value $0.01 per share (“Preferred Stock”).  Effective at 5:00 p.m. (Eastern Time) on July 11, 2014 (the “Effective Time”), each twenty (20) shares of the corporation’s common stock, par value $0.01 per share, either issued or outstanding or held by the corporation as treasury stock immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the respective holders thereof be combined and reclassified into one (1) share of common stock, par value $0.01 per share (the “New Common Stock”) (and such combination and reclassification, the “Reverse Stock Split”).  Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split and the corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock.  Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and surrender of the stockholder’s certificates representing shares of Old Common Stock, in an amount equal to the product obtained by multiplying (a) the number of shares of Old Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share interest by (b) the average of the last reported sales prices of the Common Stock as quoted on the OTC Bulletin Board, or other principal market of the Common Stock, as applicable, for the five business days prior to the Effective Time. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, subject to the elimination of fractional share interests as described above; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.  From and after the Effective Time, the term “New Common Stock” as used in this paragraph shall mean Common Stock as otherwise used in this Restated Certificate of Incorporation.”

3.
The amendment of the Corporation’s Restated Certificate of Incorporation was proposed, approved and deemed advisable by the Board of Directors of the Corporation and directed to be considered and voted upon at the ensuing annual meeting of stockholders of the Corporation (the “Annual Meeting”).

4.
The amendment of the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board of Directors and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at the Annual Meeting, a meeting duly called and held upon notice on September 26, 2013 in accordance with Section 222 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by its Chief Financial Officer this 11th day of July, 2014.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ John Murray
	Name:	John Murray
	Title:	Chief Financial Officer